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                                                             EXHIBIT (a)(5)(iii)



   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated November 12, 2002, and the related Letter of Transmittal, and any amendments or supplements to the Offer to Purchase or Letter of Transmittal. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction.
          In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the
            Offer shall be deemed to be made on behalf of Ralcorp by
           Banc of America Securities LLC, the Dealer Manager of this
              Offer, or one or more registered brokers or dealers
                 licensed under the laws of that jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY
                             RALCORP HOLDINGS, INC.
                   UP TO 4,000,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                AT A PURCHASE PRICE NOT GREATER THAN $24.00 NOR
                           LESS THAN $21.00 PER SHARE

     Ralcorp Holdings, Inc., a Missouri corporation ("Ralcorp"), is offering to purchase for cash up to 4,000,000 shares of its common stock, $0.01 par value per share (including the associated Common Stock Purchase Rights, the "Shares"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 12, 2002 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). Ralcorp is inviting its shareholders to tender their Shares at prices specified by the tendering shareholders that are not greater than $24.00 nor less than $21.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions set forth in the Offer to Purchase and the related Letter of Transmittal.
                                    --------

             THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
                    EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                        ON WEDNESDAY DECEMBER 11, 2002,
                         UNLESS THE OFFER IS EXTENDED.
                                    --------
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     RALCORP'S BOARD OF DIRECTORS HAS APPROVED THIS OFFER.  HOWEVER, NEITHER
RALCORP, ITS BOARD OF DIRECTORS NOR THE DEALER MANAGER IS MAKING ANY RECOMMENDATION WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AT WHAT PURCHASE PRICE THEY SHOULD CHOOSE TO TENDER THEIR SHARES. RALCORP IS NOT MAKING A RECOMMENDATION AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES INTO THE OFFER BECAUSE IT BELIEVES THAT SHAREHOLDERS SHOULD MAKE THEIR OWN DECISIONS BASED ON THEIR VIEWS AS TO THE VALUE OF RALCORP'S SHARES AND ITS PROSPECTS, AS WELL AS SHAREHOLDERS' LIQUIDITY NEEDS, INVESTMENT OBJECTIVES AND OTHER INDIVIDUAL CONSIDERATIONS. SHAREHOLDERS MUST DECIDE WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH THEY WILL TENDER THEM. SHAREHOLDERS SHOULD DISCUSS WHETHER TO TENDER THEIR SHARES WITH THEIR BROKER OR OTHER FINANCIAL OR TAX ADVISOR. RALCORP'S DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED RALCORP THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE OFFER.

     Ralcorp will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not in excess of $24.00 nor less than $21.00 per Share, that it will pay for Shares properly tendered under the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. Ralcorp will select the lowest purchase price (the "Purchase Price") that will allow it to purchase 4,000,000 Shares, or such lesser number of Shares as are properly tendered (and not properly withdrawn) pursuant to the Offer. All Shares properly tendered (and not properly withdrawn) prior to the "expiration date" (as defined below) at prices at or below the Purchase Price will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the "odd lot," proration and conditional tender provisions.

     Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Purchase Price regardless of whether the shareholder selected a lower price. The term "expiration date" means 5:00 p.m., New York City time, on December 11, 2002, unless Ralcorp, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the Offer, as so extended by Ralcorp, shall expire. Ralcorp reserves the right, in its sole discretion, to purchase more than 4,000,000 Shares under the Offer subject to applicable law. For purposes of the Offer, Ralcorp will be deemed to have accepted for payment (and therefore purchased) Shares properly tendered and not withdrawn, subject to the "odd lot," proration and conditional tender provisions of the Offer, only when, as and if Ralcorp gives oral or written notice to EquiServe Trust Company, N.A., the depositary of the Offer, of its acceptance for payment of such Shares under the Offer. Payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by the depositary of certificates for such Shares or a timely confirmation of a book-entry transfer of such Shares into the depositary's account at the "book-entry transfer facility" (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), an Agent's Message (as defined in the Offer to Purchase) in the case of a book-entry transfer, or the specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the book-entry transfer facility and any other documents required by the Letter of Transmittal.

     Upon the terms and subject to the conditions of the Offer, if more than 4,000,000 Shares, or such greater number of Shares as Ralcorp may elect to purchase subject to applicable law, have been properly tendered (and not properly withdrawn) prior to the expiration date at prices at or below the Purchase Price, Ralcorp will purchase properly tendered Shares on the following basis: (1) all Shares properly tendered and not properly withdrawn prior to the expiration date by any "odd lot holder" (as defined in the Offer to Purchase) who (a) tenders all Shares owned beneficially or of record by such odd lot holder at a price at or below the Purchase Price (partial tenders will not qualify for this preference) and (b) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, (2) after the purchase of all of the foregoing Shares, all other Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares. All other Shares that have been tendered and not purchased will be returned to the shareholder as promptly as practicable after the expiration date, and (3) finally, if necessary to permit Ralcorp to purchase 4,000,000 Shares, Shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, will, to the extent feasible, be selected for purchase by random lot; provided, however, to be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

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

     Ralcorp expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering shareholder to withdraw such shareholder's Shares.

     Ralcorp attempts to maintain a capital structure of equity and debt financing which maximizes shareholder return. Prior to the announcement of this Offer, Ralcorp considered a variety of alternatives for the use of its excess cash and borrowing capacity. After such deliberations, it determined that investing in its own stock results in a more optimal capital structure and represents an efficient means to provide value to its shareholders. Ralcorp believes that the Offer is a prudent use of its financial resources and assets in light of the current market price of its common stock.

     Tenders of Shares under the Offer are irrevocable, except that tendered Shares may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Ralcorp under the Offer, may also be withdrawn at anytime after 12:00 Midnight, New York City time, on January 8, 2003. For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an "eligible guarantor institution" (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility's procedures. All questions as to the form and validity of any notice of withdrawal, including the time of receipt, will be determined by Ralcorp, in its sole discretion, whose determination will be final and binding. None of Ralcorp, EquiServe Trust Company, N.A. as the depositary, Georgeson Shareholder Communications Inc. as the information agent, Banc of America Securities LLC as the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

     In certain circumstances, some tendering shareholders whose Shares are purchased in the Offer may be treated for U.S. federal tax purposes as having received an amount taxable as a distribution or dividend rather than as a capital gain or loss. Shareholders are strongly encouraged to read the Offer to Purchase for additional information regarding the U.S. federal tax consequences of participating in the Offer.

     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal are being mailed promptly to record holders of Shares whose names appear on Ralcorp's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS SHOULD READ THEM CAREFULLY BEFORE MAKING ANY DECISION REGARDING THE OFFER.

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

     Any questions or requests for assistance may be directed to the information agent at the telephone number and address set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the information agent at the address and telephone number set forth below and will be promptly furnished by Ralcorp at its expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the depositary.

                    The Information Agent for the offer is:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                         17 State Street, 10th Floor
                               New York, NY 10004

                 Banks and Brokers Please Call: (212) 440-9800
                   All Others Call Toll Free: (866) 870-4326

                      The Dealer Manager for the offer is:

                     [BANK OF AMERICA SECURITIES LLC LOGO]
                              9 West 57th Street
                               New York, NY 10019


November 12, 2002

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